UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

DFC Global Corp.

(Exact name of registrant as specified in charter)

Delaware	000-50866	23-2636866
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 300 Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(zip code)

(610) 296-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Supplement to Proxy Statement for the Special Meeting of Stockholders to be held on June 6, 2014

DFC Global Corp. (the “Company”) has determined to make certain supplemental disclosures to the definitive proxy statement on Schedule 14A that the Company filed with the United States Securities and Exchange Commission on May 1, 2014 (the “Definitive Proxy Statement”). Defined terms used but not defined herein have the respective meanings set forth in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES

As previously disclosed beginning on pages 7 and 55 of the Definitive Proxy Statement, six purported class action lawsuits challenging the proposed merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated April 1, 2014, among LSF8 Sterling Merger Parent, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Parent, LLC), LSF8 Sterling Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (as successor in interest to LSF8 Sterling Merger Company, LLC), and the Company were filed with the Court of Chancery of the State of Delaware between April 8 and May 2, 2014 (collectively, the “Stockholder Litigation”). On May 13, 2014, the Court consolidated the six actions and appointed plaintiffs Michael Marcus and KC Gamma Opportunity Fund, LP as lead plaintiffs and their respective counsel as lead counsel. Also, on May 13, 2014, the Court granted the lead plaintiffs’ motion for expedited proceedings. On May 24, 2014, the lead plaintiffs moved to preliminarily enjoin the special meeting for stockholders to vote on the Merger pending the disclosure of additional information, on the grounds that the defendants allegedly failed to disclose material information in the Definitive Proxy Statement. A hearing on the lead plaintiffs’ motion is scheduled for May 30, 2014, at 10:00 a.m. before the Court of Chancery.

The defendants in the Stockholder Litigation deny all liability with respect to the facts and claims alleged in the Stockholder Litigation and specifically deny that any breach of fiduciary duty occurred, or that any further disclosure is required to supplement the Definitive Proxy Statement under any applicable rule, statute, regulation or law. However, to avoid the risk that the Stockholder Litigation may delay or otherwise adversely affect the consummation of the Merger and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the Merger, the Company has determined to make these supplemental disclosures to the Definitive Proxy Statement.

The additional language is in bold and underlined text below and the language that is removed is in brackets with strikethrough text. These supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Without admitting in any way that any of the disclosures below are material or required by the federal securities laws, state fiduciary laws, or any other applicable rule, statute, regulation or law, the Company makes the following additional disclosures:

The following disclosure supplements and restates the second, third (other than the table therein), fourth and fifth paragraphs under the heading “Projected Financial Information” on pages 40 and 41 of the Definitive Proxy Statement.

On January 30, 2014, we announced our second fiscal quarter 2014 results of operations, the reduction of our fiscal year 2014 range of projected Adjusted EBITDA to between $170.0 million and $200.0 million, as compared to our previous range of between $200.0 million and $240.0 million, and the reduction of our diluted pro forma operating earnings per share guidance to between $0.35 and $0.80, as compared to our previous guidance range of between $0.65 and $1.27 per share. See “Background of the Merger.” The reduction of our projected fiscal year 2014 Adjusted EBITDA was primarily due to the continued decline in the price of gold, the increasing weakness in the Canadian dollar, and the impact of the continued regulatory transition on our operations in the United Kingdom. As a result of the 2013 OFT review, our U.K. operations were negatively impacted compared to our previous expectations because we modified how we communicate to our customers the availability of loan rollovers and reduced the number of attempts per day and number of overall days that we utilize a continuous payment authority (“CPA”) to collect an overdue amount.

On February 14, 2014, the Board reviewed management’s assessment of the impact on our projected future financial results of [~~that~~] the revised fiscal year 2014 projected Adjusted EBITDA and changes that we expected would be required within [~~to~~] our U.K. operations [~~in response to regulatory developments, would have on our projected future financial results, and b~~ ] once the FCA Handbook was finalized. Specifically, the November 2013 FCA consultation paper indicated that the final FCA Handbook was likely to, among other things, require stricter affordability assessments by our U.K. operations (effective April 1, 2014) and limit our U.K. operations to two rollovers and two CPA attempts (effective July 1, 2014). Based on that discussion, the Board unanimously authorized the February forecast. We provided the February forecast to the Parent, Purchaser and Houlihan Lokey for purposes of considering and evaluating the merger. The following is a summary of the material elements of the February forecast:

[February Forecast Table remains the same]

On February 28, 2014, the FCA published its Handbook, which confirmed and clarified the final form of the rules and limitations to which we would be subject under the FCA authority. In addition, on February 28, 2014, we received a letter from the OFT indicating that OFT had serious concerns about the ability of our U.K. operations to meet the enhanced regulatory requirements [~~of~~] related to the transition of consumer credit regulations to the FCA on April 1, 2014. Among other things, the Handbook imposed a limitation of two rollovers and two uses of CPA per loan, and enhanced affordability assessment criteria. Our management concluded that these requirements would negatively impact our U.K. operations, likely for a transition period extending from implementation through the foreseeable future. In response to the receipt of the February 28, 2014 OFT letter and the ensuing discussions with the representatives of the OFT and FCA, we implemented the two rollover limit commencing in late March 2014 and clarified the enhancements to our affordability assessments in April 2014 to comply with the Handbook and the expectations of the OFT and FCA. Our management concluded that these actions would negatively impact our fiscal year 2014 projected financial results. Finally, by this time we had more visibility on the fiscal year 2014 reduction in U.K. loan revenue and increased loan defaults resulting from the changes previously made to our U.K. business and on the continued weakness of the Canadian dollar and decline in gold prices, in each case beyond that which was anticipated in January 2014. [~~The publication of the Handbook and the receipt of the OFT letter caused management to assess required changes to its U.K. operations and the timing and likely consequences thereof.~~] In light of these developments, on March 26, 2014, we provided to Parent and Purchaser management’s revised preliminary projected Adjusted EBITDA for fiscal year 2014. On March 30, 2014, we provided Parent, Purchaser and Houlihan Lokey with the March forecast, which was authorized by the Special Committee on March 30, 2014 and by the Board on March 31, 2014.

The March forecast reflected the following principal changes to the expectations of management underlying the February forecast:

•	Updated fiscal year 2014 expected financial performance based on the most recent operating results;

•	Adverse changes to foreign currency exchange rates based on the then-current market outlook;

•	Adverse impacts resulting from changes to our U.K. operations in response to regulatory developments, specifically the implementation of a two rollover limit, and enhanced affordability assessment criteria, along with the anticipated impact of the introduction in fiscal year 2015 of a longer term unsecured loan product; and

•	Expected cost reductions from the consolidation and rationalization of certain management roles and functions, the elimination of some positions, and the suspension of certain programs.

Over 80% percent of the $29.5 million reduction in our expected fiscal year 2014 adjusted EBITDA between the February forecast and the March forecast was attributed to the results of operations from our U.K. business.

The following disclosure supplements and restates the paragraph under the heading “Opinion of the Financial Advisor to the Company – Discounted Cash Flow Analysis” on page 38 of the Definitive Proxy Statement.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated present value of the projected unlevered, after-tax free cash flows of the Company based on the Projections. Houlihan Lokey calculated terminal values for the Company by applying a range of terminal value Adjusted EBITDA multiples of 5.0x to 6.0x to the Company’s fiscal year 2018 estimated Adjusted EBITDA. In deriving the range of terminal value Adjusted EBITDA multiples, Houlihan Lokey took into account the results of the selected companies analysis. The present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 10.0% to 11.0%, derived based on a weighted average cost of capital calculation, to calculate implied enterprise values. The Company’s implied total equity values were then calculated by subtracting from the Company’s implied enterprise values debt net of both excess cash and the present value of tax benefits of net operating losses. Houlihan Lokey calculated excess cash based on publicly available information and Company management’s assumption of a minimum operating cash balance of $150 million. Houlihan Lokey estimated the present value of tax benefits of net operating losses based on publicly available information and information from Company management. The discounted cash flow analysis indicated an implied per share value reference range (rounded to the nearest $0.25) of $8.50 to $15.50 per share of DFC Global common stock, as compared to the proposed merger consideration of $9.50 per share of DFC Global common stock.

The following disclosure supplements and restates the first paragraph under the heading “Opinion of the Financial Advisor to the Company – Other Matters” on pages 38 and 39 of the Definitive Proxy Statement.

Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with the merger and provide financial advisory services, including an opinion to the Board as to the fairness, from a financial point of view, to the holders of DFC Global common stock of the merger consideration to be received by the holders of DFC Global common stock in the merger pursuant to the merger agreement. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Company, Houlihan Lokey is entitled to a fee equal to 0.80% of the transaction value, [~~a portion of which~~] $1.0 million of which fee became payable upon the delivery of Houlihan Lokey’s opinion and the [~~principal portion~~] balance of which is contingent upon the consummation of the merger. The amount of Houlihan Lokey’s fee payable upon consummation of the merger will be calculated based on, among other items, the number of fully diluted shares of the Company outstanding as of the consummation of the merger multiplied by the merger consideration of $9.50 per share, plus the amount of indebtedness outstanding as of the consummation of the merger, and less the $1.0 million that became payable to Houlihan Lokey upon the delivery of Houlihan Lokey’s opinion. The Company estimates that the amount of Houlihan Lokey’s fee payable upon consummation of the merger will be approximately $10.66 million, based on the Company’s financial information as of the date of execution of the merger agreement, and that the amount of Houlihan Lokey’s aggregate fee will be approximately $11.66 million. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or relating to Houlihan Lokey’s engagement.

The following disclosure supplements and restates the second paragraph under the third bulleted paragraph under the heading “Purposes and Reasons of DFC Global for the Merger” on page 30 of the Definitive Proxy Statement.

•	the Company’s need to recruit and retain qualified personnel for key management positions, especially in light of the departure in February 2014 of our former President and Chief Operating Officer and the [~~informal communication by~~] preference of our Chief Executive Officer [~~to the Board of his preference~~] that the Company [~~commence~~] conduct a search for a successor Chief Executive Officer to be in place by December 31, 2014 or as soon thereafter as practicable;

The following disclosure supplements and restates the paragraph under the heading “Interests of DFC Global’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest – Continued Employment” on page 47 of the Definitive Proxy Statement.

Lone Star has informed the Company that Lone Star does not have its own preferred management team available for appointment after the merger closes. However, Lone Star has yet to inform the Company whether all current members of management will continue with the Company following the merger. In the fall of 2013 and again in March 2014, our current Chief Executive Officer informally communicated to Lone Star his preference to have a successor Chief Executive Officer in place by December 31, 2014 or as soon thereafter as practicable. These communications by our Chief Executive Officer were consistent with his preference expressed to the Board since he entered into his September 2011 employment agreement. [~~Our current Chief Executive Officer informally communicated to both Lone Star and the Board his preference that the Company commence a search for a successor Chief Executive Officer to be in place by December 31, 2014 or as soon thereafter as practicable.~~] Accordingly, Lone Star has engaged a consultant to assist Lone Star in finding a new Chief Executive Officer and it is Lone Star’s present expectation that such new Chief Executive Officer shall be identified and will succeed our Chief Executive Officer prior to December 31, 2014. Our current Chief Executive Officer has assured the Company that he shall cooperate with this transition. In the event that the merger is not consummated, the consultant has agreed to allow Lone Star to assign the engagement to the Company, in order to assist the Company in finding a new Chief Executive Officer. Lone Star has advised the Company that it intends to do so, at the request of the Board.

The following disclosure supplements and restates the seventh paragraph on page 26 of the Definitive Proxy Statement under the heading “The Merger — Background of the Merger.”

On March 24, 2014, Mr. Weiss met with Messrs. Wilbeck and Barner and other representatives of Lone Star at Lone Star’s office in Dallas, Texas to discuss management’s view of the current state of the business and U.K. regulatory matters, as well as other general business and industry issues. At that meeting, the Lone Star representatives generally discussed structures used in other situations in which senior executives of companies acquired by Lone Star and its affiliates served on an advisory board and had an opportunity to invest in the company following the acquisition. There was no discussion at this meeting of specific arrangements or opportunities that might be offered to Mr. Weiss following the closing. As discussed under “Interests of DFC Global’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest,” following execution of the merger agreement, further communications took place between Mr. Weiss and Lone Star regarding Lone Star’s expectation that, after the closing of the merger, Lone Star would discuss with Mr. Weiss how it might craft an advisory role for him with the Company after his service as Chief Executive Officer ends and how it might craft an offer relating to an opportunity for him to invest in the Company. No specifics of the role or opportunity have been discussed to date, and no agreements have been reached.

The following supplemental disclosure is an additional section that is inserted on page 47 of the Definitive Proxy Statement after the section titled “Interests of DFC Global’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest – Continued Employment.”

Potential Advisory Role, Investment Opportunity and Timing of Payment of Capstone Award for Jeffrey A. Weiss

Following the execution of the merger agreement, during the week of April 14, 2014, a representative of Lone Star met with Mr. Weiss to confirm his plans to continue to serve as Chief Executive Officer of the Company until a successor is in place and his agreement to assist Lone Star with its efforts to secure financing for the transaction. At this meeting, the Lone Star representative discussed with Mr. Weiss the possibility of the Company paying to him promptly after closing of the merger the $1.0 million portion of his fully vested capstone award, which otherwise would be payable on the first anniversary of the closing (See “Potential Change of Control Payments to Named Executive Officers”). The Lone Star representative also communicated to Mr. Weiss Lone Star’s expectation that, after the closing, Lone Star would discuss with Mr. Weiss how it might craft an advisory role for him with the Company after his service as Chief Executive Officer ends and how it might craft an offer relating to an opportunity for him to invest in the Company. No specifics of the role or opportunity were discussed at that time or to date, and no agreements have been reached.

The following supplemental disclosure is an additional paragraph that is inserted as the second paragraph on page 22 of the Definitive Proxy Statement under the heading “The Merger — Background of the Merger.”

On December 4, 2013, the Company received a letter from the OFT which set forth its preliminary response to the independent consultant reports provided by the Company in May and July 2013, requested certain additional information and documents, and requested a meeting with Company management on December 11, 2013 to discuss areas of continuing concern.

The following disclosure supplements and restates what is currently the fourth paragraph on page 22 of the Definitive Proxy Statement under the heading “The Merger — Background of the Merger.”

On December 11, 2013, representatives of our U.K. management met with representatives of the OFT to review the impact of the changes made to our U.K. business as a result of the March and April 2013 OFT letters and to discuss the modifications to our U.K. business that we anticipated making in connection with the change in regulatory authority of our industry from the OFT to the FCA on April 1, 2014. At this meeting, the OFT confirmed the scope of its request for additional information and documents, which were set forth in a letter from the OFT dated the same day.

The following disclosure supplements and restates the last paragraph on page 23, which continues on page 24, of the Definitive Proxy Statement under the heading “The Merger — Background of the Merger.”

On February 18, 2014, our U.K. management responsible for the transition from regulation by the OFT to regulation by the FCA attended a previously scheduled meeting with representatives of the OFT. During the meeting, our representatives provided an update to the representatives of the OFT as to the progress of our efforts to become compliant with the new rules and regulations that were anticipated to be implemented by the FCA once it assumed governing authority on April 1, 2014. The representatives of the OFT reviewed with our representatives the readiness of our U.K. operations for the regulatory requirements under the FCA, and [~~posed questions concerning~~] expressed concerns regarding our U.K. management structure and our operations relating to affordability assessments, rollovers, relending and forbearance.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DFC Global Corp.

By:	/s/ William M. Athas
William M. Athas
Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller

Date: May 28, 2014